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May 1, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:                       Wall Street Strategies Corporation
                  SEC File No.:             000-29499

Ladies and Gentlemen:

Relative to the change in auditors, we have read the statements made by Wall Street Strategies Corporation (the "Company"). We understand that these statements are being filed with the Commission pursuant to Item 3 of the Company's Form 10-SB/A-2 report. We agree with the statements made in the first and third paragraphs of Item 3 of Form 10-SB/A-2 concerning our firm. We have no basis to agree or disagree with any other statements contained in such Form 10-SB/A-2.

Sincerely,

/s/ GELFOND HOCHSTADT PANGBURN, P.C.